Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2004, except for Note 18 as to which the date is May 13, 2004, with respect to the consolidated financial statements of Polypore, Inc. and our report dated June 3, 2004 with respect to the balance sheet of Polypore International, Inc., included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-116236) and related Prospectus of Polypore International, Inc. for the registration of 23,000,000 shares of its common stock.

/s/ ERNST & YOUNG LLP
Greenville, South Carolina
July 29, 2004